Exhibit 99.1
Item 6.  Selected Financial Data

	2005	2004	2003	2002	2001
	(In thousands, except per unit and center data)
OPERATING DATA
Total revenues	$198,761	$ 190,483	$ 113,727	$ 101,999	$ 96,504
Operating income	74,011	69,201	39,920	34,994	32,951
Income from continuing operations	7,920	7,982	13,312	6,926	2,502
Net income	6,077	8,626	16,399	14,280	9,154

UNIT DATA
Basic:
Income from continuing operations	$.16	$ .48	$ .96	$ .45	$ .07
Net income	$.32	$ .52	$ 1.19	$ 1.11	$ .67
Weighted average common units	17,223	16,555	13,085	11,356	10,959
Diluted:
Income from continuing operations	$.16	$ .48	$ .94	$ .45	$ .07
Net income	$.32	$ .52	$ 1.17	$ 1.08	$ .67
Weighted average common units	17,341	16,650	13,300	11,539	10,979
Common distributions paid	$2.56	$2.49	$ 2.46	$ 2.45	$ 2.44

BALANCE SHEET DATA
Real estate assets, before depreciation	$1,152,866	$ 1,077,393	$ 1,078,553	$622,399	$ 599,266
Total assets	1,000,363	936,105	986,815	477,380	476,079
Debt	663,607	488,007	540,319	345,005	358,195
Partners’ equity	299,581	196,754	206,600	114,265	97,877

OTHER DATA
Cash flows provided by (used in):
Operating activities	$83,911	$ 84,774	$ 46,593	$ 39,695	$ 44,616
Investing activities	$(336,562)	$2,607	$ (327,068	) $ (26,883)	$ (23,269)
Financing activities	$251,488	$ (93,156	) $ 289,271	$ (12,247)	$ (21,476)

Gross Leasable Area Open:
Wholly-owned	8,261	5,066	5,299	5,469	5,332
Partially-owned (consolidated)	---	3,271	3,273	---	---
Partially-owned (unconsolidated)	402	402	324	260	---
Managed	64	105	434	457	105

Number of centers:
Wholly-owned	31	23	26	28	29
Partially-owned (consolidated)	---	9	9	---	---
Partially-owned (unconsolidated)	1	1	1	1	---
Managed	1	3	4	5	3

(1) In December 2003, COROC, a joint venture in which we initially had a one-third ownership interest and have consolidated for financial reporting purposes under the provisions of FIN 46R, purchased the 3.3 million square foot Charter Oak portfolio of outlet center properties for $491.0 million, including the assumption of $186.4 million of cross-collateralized debt which has a stated, fixed interest rate of 6.59% and matures in July 2008. We recorded the debt at its fair value of $198.3 million, with an effective interest rate of 4.97%. Accordingly, a debt premium of $11.9 million was recorded and is being amortized over the life of the debt. We funded the majority of our share of the equity required for the transaction through the issuance of 4.6 million common shares on December 10, 2003, generating approximately $88.0 million in net proceeds. The results of the Charter Oak portfolio have been included in the consolidated financial statements since December 2003.

In November 2005, we purchased for $286.0 million (including acquisition costs) the remaining two-thirds interest in this joint venture. The transaction was funded with a combination of common and preferred shares and senior unsecured notes.